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                                                                    EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm


We consent to the use of our report dated January 31, 2005, with respect to the consolidated balance sheets of First National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2004, 2003, and 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the proxy statement/prospectus, which is part of this Registration Statement.


CHRISTOPHER, SMITH, LEONARD,
BRISTOW & STANELL, P.A.

Bradenton, FL
March 3, 2006